Exhibit 10.21
COMPENSATORY ARRANGEMENTS WITH EXECUTIVE OFFICERS
     The current compensatory arrangements of each of the four most highly compensated executive officers other than Martin W. Brauns who were serving as executive officers of Interwoven, Inc. (the “Company”) at December 31, 2005 are described below.
     John E. Calonico, Jr., Senior Vice President and Chief Financial Officer. Mr. Calonico’s 2006 base salary is $255,000 and his 2006 on-target incentive pay is $125,000. All of his incentive pay is determined under the 2006 Executive Officer Incentive Bonus Plan. In addition, Mr. Calonico holds stock options that will immediately vest as to 50% of the number of any unvested shares subject to such options in connection with a change in control of the Company that involves the termination (without cause) or constructive termination of his employment within 12 months following the change in control. As of December 31, 2005, 13,542 unvested shares, with a weighted average exercise price of approximately $11.42 per share, were subject to stock options containing these 50% acceleration benefits. Mr. Calonico’s employment is “at will” and may be terminated at any time, with or without formal cause.
     Scipio M. Carnecchia, Interim President and Senior Vice President of Worldwide Sales. Mr. Carnecchia’s 2006 base salary is $200,000 and his 2006 on-target incentive pay has not been determined. The amount of incentive pay that Mr. Carnecchia may be paid consists of commissions for software license bookings and professional services revenue. Those commissions are earned and paid quarterly upon attainment of quarterly goals for software license bookings and professional services revenue, and quarterly goals for that revenue less the cost of the sales organization to attain that revenue. In addition, Mr. Carnecchia holds stock options that will immediately vest as to 50% of the number of any unvested shares subject to such options in connection with a change in control of the Company that involves the termination of his employment without cause. As of December 31, 2005, 68,973 unvested shares, with a weighted average exercise price of approximately $10.83 per share, were subject to stock options containing this benefit. Mr. Carnecchia’s employment is “at will” and may be terminated at any time, with or without formal cause.
     Steven J. Martello, Senior Vice President of Client Services. Mr. Martello’s 2006 base salary is $250,000 and his 2006 on-target incentive pay is $200,000. Of this incentive pay, $50,000 is determined under the 2006 Executive Officer Incentive Bonus Plan; the balance consists of commissions on revenue from professional services revenue. Those commissions are earned and paid quarterly upon attainment of quarterly goals for professional services revenue, and quarterly goals for that revenue less the cost to provide the professional services. In addition, Mr. Martello holds stock options that will immediately vest as to 50% of the number of any unvested shares subject to such options in connection with a change in control of the Company that involves the termination of his employment without cause. As of December 31, 2005, 94,930 unvested shares, with a weighted average exercise price of approximately $10.65 per share, were subject to stock options containing this benefit. Mr. Martello’s employment is “at will” and may be terminated at any time, with or without formal cause.

     David Nelson-Gal, Senior Vice President of Engineering. Mr. Nelson-Gal’s 2006 base salary is $250,000 and his 2006 on-target incentive pay is $103,000. All of his incentive pay is determined under the 2006 Executive Officer Incentive Bonus Plan. Mr. Nelson-Gal’s employment is “at will” and may be terminated at any time, with or without formal cause.
     All of these officers are eligible to participate in the Company’s various benefit plans, including its medical, dental and vision benefit plans and its 401(k) plan.